Exhibit 21.1

List of Subsidiaries of BH/RE, L.L.C.

Name of Subsidiary	Jurisdiction of Organization

EquityCo, L.L.C.	Nevada

MezzCo, L.L.C.	Nevada

OpBiz, L.L.C.	Nevada